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EXHIBIT 11

                        GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)

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
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                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                     SEPTEMBER 30,              SEPTEMBER 30,
                                                     1996      1995            1996        1995
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

Weighted average common shares outstanding          18,008     17,811          17,962      17,738

Computation of incremental outstanding shares:
   Net effect of dilutive stock options based
    on treasury stock method                            61         68              71          47
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Weighted average common shares outstanding,
  as adjusted                                       18,069     17,879          18,033      17,785
===================================================================================================

Net income                                         $15,053    $13,194         $24,550     $22,754
===================================================================================================

Net income per common and common
  equivalent share                                 $  0.83    $  0.74         $  1.36     $  1.28
===================================================================================================

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